EXHIBIT 10.1

PROFESSIONALS DIRECT, INC.

OUTSIDE DIRECTORS' DEFERRED COMPENSATION PLAN

ARTICLE 1

Establishment of Plan; Purposes of Plan

         1.1         Establishment of Plan. The Company hereby establishes the PROFESSIONALS DIRECT, INC. OUTSIDE DIRECTORS' DEFERRED COMPENSATION PLAN (the "Plan"), a supplemental nonqualified deferred compensation plan for the Outside Directors of the Company. The Plan shall be an unfunded plan within the meaning of the Internal Revenue Code of 1986, as amended. It is intended that the Plan not cover employees and therefore, not be subject to the Employee Retirement Income Security Act of 1974, as amended.

         1.2         Purposes of Plan. The purposes of the Plan are to attract and retain well qualified individuals for service as Outside Directors of the Company, to provide Outside Directors with the opportunity to increase their financial interest in the Company, and thereby increase their personal interest in the Company's continued success, through the payment of income to Outside Directors in amounts tied to the performance of the Company's Common Stock and payable in Common Stock, and to provide Outside Directors with the opportunity to accumulate supplemental assets for retirement through the deferral of all or a portion of Director's Fees payable to Outside Directors.

         1.3         Effective Date. The "Effective Date" of the Plan is March 23, 2005, subject to approval by the shareholders at the 2005 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. No Common Stock shall be issued under the Plan prior to such shareholder approval. Each Plan provision applies until the effective date of an amendment of that provision.

         1.4         Number of Stock Units. Subject to adjustment as provided in Section 6.1 of the Plan, a maximum of 35,000 Stock Units, which are convertible into Common Stock at a one-to-one ratio upon distribution, together with 35,000 shares of Common Stock shall be available for awards under the Plan.

ARTICLE 2

Definitions

          2.1         Beneficiary. "Beneficiary" means the individual, trust or other entity designated by the Participant to receive any benefits to be distributed under the Plan after the Participant's death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. The Participant's Will is not effective for this purpose. If a designation has not been properly completed and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits, if any, shall be distributed to the Participant's estate.

          2.2         Board. "Board" means the Board of Directors of Professionals Direct, Inc.

          2.3         Change in Control. "Change in Control" means:

         (a)         the acquisition, by a person or more than one person acting as a group, of 50% or more of the (i) total gross fair market value of the Company's consolidated assets (in a single transfer or a series of related transactions) or (ii) total fair market value or total voting power of the Common Stock of the Company;

         (b)         any reorganization, merger or consolidation of the Company, the substantive effect of which is the sale or disposition of the controlling interest in the voting stock of the Company (excluding any such transaction in which the current shareholders of the Company, or their descendents, immediately prior to the transaction continue to beneficially own a controlling interest in the successor corporation immediately following the consummation of the transaction so long as the successor assumes, on an equitable basis, the obligations of the Company under this Plan); or

         (c)         the replacement of the majority of the members of the Company's current Board during any 12-month period whose appointment or election is not endorsed by the majority of the Board prior to the date of appointment or election.

          2.4         Committee. "Committee" means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan.

          2.5         Common Stock. "Common Stock" means the common stock, no par value per share, of Professionals Direct, Inc.

          2.6         Company. "Company" means Professionals Direct, Inc., a Michigan corporation.

          2.7         Director's Fee. "Director's Fee" means the amount of income payable to a Participant for service as an Outside Director, including payments for attendance at meetings of the Board or meetings of committees of the Board, and any retainer fee paid to chairpersons of committees of the Board.

          2.8         Dividend Equivalent. "Dividend Equivalent" means a number of Stock Units equal to the number of shares of Common Stock (including fractions of a share) that have a Market Value equal to the amount of any cash dividends that would have been payable to a shareholder owning the number of shares of Common Stock represented by Stock Units credited to a Fee Account on each dividend payment date.

          2.9         Employee Benefit Plan. "Employee Benefit Plan" means any plan or program established by the Company or a subsidiary for the compensation or benefit of employees of the Company or any of its subsidiaries.

          2.10         Fee Account. "Fee Account" means the bookkeeping device used by the Company to measure and determine the amounts of deferred Director's Fee income to be distributed to a Participant under the Plan.

          2.11         Fee Stock Unit. "Fee Stock Unit" means a Stock Unit credited to a Participant's Fee Account representing deferred Director's Fee income and Dividend Equivalents to be distributed to a Participant under the Plan.

          2.12         Market Value. "Market Value" of the Common Stock means the most recent closing price if the shares are traded on a national securities exchange or quoted on a national inter-dealer quotation system. If the shares are not so traded or quoted, "Market Value" means an amount determined by the Committee, from time-to-time, in its discretion, taking into account such factors as it considers advisable. Factors that the Committee may, but need not, consider include, without limitation, the prices at which recent sales of Common Stock have been made, the lack of a market for Common Stock, any recent valuation of Common Stock obtained by the Company, any subsidiary or any Employee Benefit Plan, and the book value of Common Stock. If the Market Value is determined by the Committee, such determination shall constitute the Market Value for all subsequent transactions under this Plan, until the Committee later determines a new Market Value.

          2.13         Outside Director. "Outside Director" means any individual who serves as a member of the Board and who is not an employee of the Company or any of its subsidiaries; provided, that the Committee may exclude any Outside Director from participating in the Plan at any time or from time to time pursuant to an individual agreement or arrangement with such Outside Director.

          2.14         Participant. "Participant" means any individual who is participating in the Plan.

          2.15         Plan Year. "Plan Year" means the 12-month period beginning each January 1, except that the Plan Year for the year in which the Plan becomes effective shall commence on the effective date of the Plan and end on December 31 of such year.

          2.16         Redemption Event. "Redemption Event" means a Participant's termination of directorship for any reason.

          2.17         Spouse. "Spouse" means the husband or wife to whom the Participant is married on the date the benefit is scheduled to be distributed, or distribution is scheduled to begin. The legal existence of the spousal relationship shall be governed by the law of the state or other jurisdiction of domicile of the Participant.

          2.18         Stock Unit. "Stock Unit" means the device used by the Company to measure and determine the value of benefits to be distributed to a Participant under the Plan. One Stock Unit represents an amount of cash equal to the Market Value of one share of Common Stock on the applicable date.

          2.19         Surviving Spouse. "Surviving Spouse" means the Spouse of the Participant at the time of the Participant's death who survives the Participant. If the Participant and Spouse die under circumstances which prevent ascertainment of the order of their deaths, it shall be presumed for the Plan that the Participant survived the Spouse.

          2.20         Termination of Service. "Termination of Service" means the termination of a Participant as a director of the Company for any reason.

ARTICLE 3

Administration

         3.1         Power and Authority. The Committee shall administer the Plan, shall have full power and authority to interpret the provisions of the Plan, and shall have full power and authority to supervise the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable. The members of the Committee shall not be paid any additional fees for their services.

         3.2         Delegation of Powers; Employment of Advisers. The Committee may delegate to any agent such duties and powers, both ministerial and discretionary, as it deems appropriate except those that may not be delegated by law or regulation. In administering the Plan, the Committee may employ attorneys, consultants, accountants or other persons, and the Company and the Committee shall be entitled to rely upon the advice, opinions or valuation of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company.

         3.3         Indemnification of Committee Members. Each person who is or shall have been a member of the Committee or to whom authority is or has been delegated shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

ARTICLE 4

Participation

         4.1         Eligibility to Participate. An Outside Director shall be eligible to become a Participant in the Plan on the first day of the individual's term as an Outside Director.

ARTICLE 5

Elective Deferrals of Director's Fees

         5.1         Deferral of Director's Fees. A Participant may elect to defer payment of 25%, 50%, 75% or 100% of Director's Fees for a Plan Year. For each amount deferred, the Participant's Fee Account shall be credited with a number of Fee Stock Units (including fractions of a Stock Unit) determined by dividing the dollar amount deferred by the Market Value of Common Stock on the date on which the corresponding non-deferred portion of the Director's Fee is paid or would have been payable to the Participant if the Participant had not elected to defer payment of Director's Fees.

         5.2         Prior Irrevocable Election. The election to defer Director's Fees shall be made by the Participant on a form provided for that purpose prior to the beginning of a Plan Year and shall become irrevocable for each Plan Year thereafter as of the beginning of each Plan Year. The deferral election shall continue in effect for each Plan Year until revoked or modified for a subsequent Plan Year by the Participant. The deferral shall be applicable to Director's Fees earned in each Plan Year. A new Participant may make an initial irrevocable election to defer Director's Fees during the first 30 days of eligibility to participate and such election shall apply only to Director's Fees earned following the date of the election. If a new Participant does not make an election during this 30-day period, the Participant may not make an election effective earlier than the beginning of the next Plan Year. The Participant shall have no claim or right to payment or distribution of the amounts deferred and shall be limited solely to the rights and benefits conferred under the terms of the Plan. In no event shall an election to defer Director's Fees become effective sooner than the date of the written, irrevocable election.

         5.3         Fee Accounts. For bookkeeping purposes only, the Company shall maintain a separate Fee Account for each Participant. A Fee Account shall be maintained for and credited with Fee Stock Units representing the value of the Participant's deferrals plus Dividend Equivalents on such Fee Stock Units. The Company shall provide each Participant with a written account statement reflecting the number of Fee Stock Units in the Participant's account at least annually. If the Participant does not object to the account within 60 days after receipt, the account shall be deemed final and binding on all parties.

         5.4         Timing of Deferrals. Deferrals of quarterly fees shall be credited to the Participant's Fee Account on each March 31, June 30, September 30, December 31 or such other dates on which the quarterly Director's Fees would have been payable to the Participant if the Participant had not made a deferral election. Deferrals of meeting fees shall be credited to the Participant's Fee Account on such dates on which the meeting fees would have been payable to the Participant if the Participant had not made a deferral election.

         5.5         Vesting. The right to receive Common Stock (and cash in lieu of fractional shares) equal to the number of Fee Stock Units credited to the Participant's Fee Account, including Dividend Equivalents credited to the Participant's Fee Account is fully vested.

         5.6         Event of Distribution. Upon Termination of Service, a Change in Control or a specific date selected by the Participant, a number of shares of Common Stock (and cash in lieu of fractional shares) equal to the number of Fee Stock Units credited to the Participant shall be distributed at the times and in the manner specified in the Plan.

         5.7         Manner of Distribution. At the time of the initial irrevocable election to defer Director's Fees under the Plan, each Participant shall elect a manner of distribution. The following manners of distribution may be elected by a Participant:

         (a)         Lump Sum. A single lump-sum distribution of all of the Common Stock (and cash in lieu of fractional shares) to be issued with respect to Fee Stock Units under the Plan; or

         (b)         Installments. Distribution of all of the Common Stock (and cash in lieu of fractional shares) to be distributed with respect to Fee Stock Units under the Plan in not more than 10 annual installments.

         A Participant may change his or her election as to the time and manner of distribution, provided, that any such change shall only become effective for new deferred amounts. If a Participant changes a previously elected time or manner of a distribution under the Plan, the Participant must make the change at least one year before the distribution would have otherwise been made and the Participant agrees that the Participant shall not begin receiving the affected distribution until five years from the first date that the distribution would have otherwise begun.

         If, on the date of distribution, the Market Value of the Common Stock (and cash in lieu of fractional shares) to be distributed to a Participant does not exceed $10,000, the Committee in its sole discretion, may choose to pay the distribution in a single lump-sum distribution under (a) above. If the Participant fails to make an election of a manner of distribution in the initial election, the Participant shall receive a single lump-sum distribution. Notwithstanding any election by a Participant of a manner of distribution pursuant to (a) or (b) of this Section, all Participants shall receive a single lump-sum distribution upon an event of distribution resulting from a Change in Control.

         5.8         Number of Shares to be Distributed. The Participant shall receive a number of shares of Common Stock (and cash in lieu of fractional shares) equal to the number of Fee Stock Units in the Participant's Fee Account plus Dividend Equivalents credited to the Participant's Fee Account. The amount to be distributed shall be determined as follows:

         (a)         Lump Sum. For a lump-sum distribution, the Participant shall receive a one-time distribution of Common Stock (and cash in lieu of fractional shares) equal to the number of Fee Stock Units in the Participant's Fee Account plus Dividend Equivalents credited to the Participant's Fee Account.

         (b)         Installments. If distribution is in installments, the initial amount to be distributed shall be a number of shares of Common Stock (and cash in lieu of fractional shares) equal to the number of Fee Stock Units in the Participant's Fee Account plus Dividend Equivalents credited to the Participant's Fee Account divided by the number of installment distributions elected. The number of Fee Stock Units credited to the Participant's Fee Account shall be reduced by the number of Fee Stock Units that were converted to Common Stock (and cash in lieu of fractional shares) and either distributed to the Participant (or to any other person as contemplated by the Plan) or withheld to account for payment of the generation-skipping transfer tax. Future installments shall be determined by dividing the remaining Fee Stock Units credited to the Participant's Fee Account, plus any additional Dividend Equivalents credited to the Participant's Fee Account during the distribution period by the remaining number of annual installment distributions. Each such distribution shall result in a reduction of the amount of Fee Stock Units credited to Participant's Fee Account by an amount of Fee Stock Units equal to the number of Fee Stock Units that were either converted to Common Stock (and cash in lieu of fractional shares) and distributed to the Participant (or to any other person, as contemplated by the Plan) or withheld to account for payment of the generation-skipping tax.

         (c)         Five-Percent Ownership Limitation. No distributions of Common Stock shall be made to a Participant if the Participant, immediately after receiving the distribution of Common Stock, would own Common Stock possessing more than five-percent of the total combined voting power or value of all classes of stock of the Company, or any of its subsidiaries. The five-percent ownership restriction shall remain in effect until July 1, 2006, unless the Committee extends the restriction period. To the extent that a distribution is limited as a result of the five-percent ownership limitation, the Participant shall receive cash in lieu of any Common Stock that would have otherwise been distributed to the Participant.

         5.9         Form of Distribution. Except as contemplated by Section 5.8(c), distributions shall be made to the Participant or Beneficiary in Common Stock (and cash in lieu of fractional shares) directly by the Company. The Company shall not be relieved of its obligation and liability to distribute the benefits of the Plan, except to the extent distributions are actually made from any trust established by the Company for such purpose.

         5.10         Time of Distribution. A lump-sum distribution or an initial installment distribution shall be made within 30 days following the date of Termination of Service, unless such distributions are deferred pursuant to Section 5.7 of the Plan. Later installment distributions shall be made on or before January 31 of each year thereafter until the total amount to be distributed under the Plan is distributed. A single lump-sum distribution shall be made immediately upon the occurrence of a Change in Control.

         5.11         Death.

         (a)         Distribution to Beneficiary. If the Participant dies prior to distribution of all benefits due under the Plan, distribution of all remaining benefits shall be made to the Participant's Beneficiary. Distributions to a Beneficiary following a Participant's death shall be in the form elected by the Participant and shall be made or shall begin on the date specified in Section 5.10. At the time of the initial irrevocable election to defer Director's Fees, the Participant may designate a manner of distribution following the Participant's death which is different from the manner of distribution during the Participant's lifetime.

         (b)         Distribution to Estate. If distribution is to be made to the estate of a Participant, distribution shall be made in a lump sum within 70 days after the date of the Participant's death.

         (c)         Generation-Skipping Transfer Tax. Notwithstanding any other provision in the Plan, the Company may withhold any benefits that would otherwise be distributed to a Beneficiary as a result of the death of a Participant or any other Beneficiary until it can be determined whether a generation-skipping transfer tax, as defined in Chapter 13 of the Internal Revenue Code of 1986, as amended, or any substitute provision therefor, is payable by the Company and the amount of generation-skipping transfer tax, including interest, that is due. If such tax is payable, the benefits that would otherwise be distributed under the Plan shall be reduced by the number of shares of Common Stock with a Market Value on the date of distribution of the benefits, if any, equal to the generation-skipping transfer tax and interest. Any benefits withheld and determined not to be required to account for the generation-skipping transfer tax shall be distributed as soon as there is a final determination of the applicable generation-skipping transfer tax and interest. No interest shall be payable to any Beneficiary for the period from the date of death to the time when the amount of benefits to be distributed to a Beneficiary can be fully determined pursuant to this paragraph.

ARTICLE 6

Redemption

         6.1         Redemption. Except as provided in Section 6.2(a) or 6.2(b) below, after the occurrence of a Redemption Event, the Company will have the option to buy, and the Participant or the Participant's administrator, executor or guardian will have the option to require the Company to purchase, all shares which were distributed to the Participant prior to the Redemption Event pursuant to this Plan and any shares that are subsequently distributed following the Redemption Event under the Plan at a price equal to the Market Value. Either party may exercise its option by providing written notice to the other party within 30 days following the Redemption Event or within 30 days following the distribution of deferred shares after a Redemption Event pursuant to the Plan.

         6.2         Company's Redemption Obligation.

          (a)         The Participant's (or the Participant's administrator, executor or guardian) right to require the Company to purchase shares the Participant acquired pursuant to the Plan, as provided in Section 6.1, will only apply to shares that have been distributed to the Participant under the Plan. For shares the Participant has deferred and not yet received, the Participant's right to require the Company to purchase such shares will not arise until such shares are distributed to the Participant, at which time the provisions of Section 6.1 shall apply.

          (b)         Unless the provisions of Section 6.2(a) provide otherwise, if a Participant Director resigns his or her directorship, the Company will have the option to buy, and the Participant or the Participant's administrator, executor or guardian will have the option to require the Company to purchase, all shares which have been distributed to the Participant under the Plan at a price equal to the Market Value on the date the Director's term would have expired had the Director not resigned his or her directorship. Either party may exercise its option by providing written notice to the other party within 30 days following the Redemption Event.

          (c)         Notwithstanding Sections 6.1, 6.2(a) or 6.2(b), the Company may suspend any obligation to redeem the Participant's shares until it has received any required approval from the State of Michigan - Office of Financial and Insurance Services ("OFIS") or until the Company determines that it is reasonably likely that the redemption will not downgrade Professionals Direct Insurance Company's insurance company rating. The determination of whether OFIS approval is required or a downgrade is reasonably likely will be made by the Company in its sole discretion.

          6.3         Termination of Redemption Right. The Company's obligation to redeem Common Stock will terminate upon the formation of an "established public trading market" for Common Stock (i.e. trading on NASDAQ, or listing on any national securities exchange). The existence of limited or sporadic quotations shall not of itself be deemed to constitute an "established public trading market." The determination of whether a formation of an "established public trading market" has occurred will be made by the Company in its sole discretion.

ARTICLE 7

General Provisions

         7.1         Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Company, the number of Stock Units credited to a Participant's Fee Account shall be appropriately adjusted to reflect the number and kind of shares of common stock, other securities or other consideration that holders of common stock would receive by reason of the change in corporate structure.

         7.2         Amendment; Termination. The Company reserves the right to amend the Plan prospectively or retroactively, in whole or in part, or to terminate the Plan, provided that no change or amendment may be made more than once every six months and that an amendment or termination may not reduce or revoke Stock Units accrued and the amounts represented by them promised to be distributed to Participants as of the later of the date of adoption of the amendment or the effective date of the amendment or termination. Upon termination of the Plan, the accounts of affected Participants shall be administered and distributed in accordance with the provisions of the Plan.

         7.3         Rights Not Assignable. Except for designation of a Beneficiary, Stock Units credited to Participants and amounts represented thereby promised under the Plan shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance or charge, whether voluntary or involuntary, by the Participant or any Beneficiary of the Participant, even if directed under a qualified domestic relations order or other divorce order. An interest in a Stock Unit or the amount represented thereby shall not provide collateral or security for a debt of a Participant or Beneficiary or be subject to garnishment, execution, assignment, levy or to another form of judicial or administrative process or to the claim of a creditor of a Participant or Beneficiary, through legal process or otherwise. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or to otherwise dispose of benefits, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.

         7.4         Unsecured Creditor Status. A Participant shall be an unsecured general creditor of the Company as to the distribution of any benefit under the Plan. The right of any Participant or Beneficiary to receive a distribution promised in the Plan shall be no greater than the right of any other general, unsecured creditor of the Company.

         7.5         No Trust or Fiduciary Relationship. Nothing contained in the Plan shall be deemed to create a trust or fiduciary relationship of any kind for the benefit of any Participant or Beneficiary.

         7.6         Construction. The singular includes the plural, and the plural includes the singular, unless the context clearly indicates the contrary. Capitalized terms (except those at the beginning of a sentence or part of a heading) have the meaning specified in the Plan. If a capitalized term is not defined in the Plan, the term shall have the general, accepted meaning of the term.

         7.7         Disputes. In the event that a dispute arises regarding the eligibility to participate in the Plan or any other matter relating to Plan participation, such dispute shall be made to the Committee. The determination by the Committee with respect to such disputes shall be final and binding on all parties. In the event that a dispute arises regarding the amount of any benefit distribution under the Plan that is not related to Participant eligibility disputes, the Committee may appoint a qualified independent certified public accountant to determine the amount of distribution and such determination shall be final and binding on all parties. If the Participant involved in the dispute is a member of the Committee, such Participant shall not be involved in the Committee's decision.

         7.8         Unfunded Plan. This shall be an unfunded plan within the meaning of the Internal Revenue Code of 1986, as amended. Benefits provided in the Plan constitute only an unsecured contractual promise to distribute Common Stock (and cash in lieu of fractional shares) in accordance with the terms of the Plan by the Company.

         7.9         Self-Employment Taxes. To the extent that amounts distributed or deferred under the Plan are deemed to be net earnings from self-employment, each Outside Director shall be responsible for any taxes payable under federal, state or local law.

         7.10         Right of Company to Replace Directors. Neither the action of the Company in establishing the Plan, nor any provision of the Plan, shall be construed as giving any Outside Director the right to be retained as a director, or any right to any payment whatsoever except to the extent of the benefits provided for by the Plan. The Company expressly reserves the right at any time to replace or fail to renominate any Outside Director without any liability for any claim against the Company for any payment or distribution whatsoever except to the extent provided for in the Plan. The Company has no obligation to create any other or subsequent deferred compensation plan for directors.

         7.11         Governing Law; Severability. The Plan shall be construed, regulated and administered under the laws of the State of Michigan. If any provisions of the Plan shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of the Plan, and the Plan shall be deemed to be modified to the least extent possible to make it valid and enforceable in its entirety.

         7.12         Trust Fund. The Company shall be responsible for the distribution of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board or the Committee may approve, for the purpose of providing for the distribution of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. To the extent any benefits provided under the Plan are actually distributed from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so distributed, such benefits shall remain the obligation of, and shall be distributed by, the Company.